UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 20, 2017

BLACK CACTUS GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Florida	333-188785	46-2500923
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8275 S. Eastern Avenue, Suite 200 Las Vegas, Nevada	89123
(Address of principal executive offices)	(Zip Code)

(702) 724-2643

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On December 20, 2017, Black Cactus Global, Inc. (the “Company”) entered into a Share Purchase Agreement (the “Agreement”) with World on Wireless (UK) Limited (“WOW”), an unrelated third party.

Under the terms of the Agreement, the Company will purchase all the issued ordinary shares of WOW from its shareholders, thereby acquiring all the intellectual property, research and development, contracts, accounts receivable and licenses owned by WOW.  In exchange, the Company will issue 3,200,000 shares of its common stock to the WOW shareholders.  The Agreement will not close and the acquisition will not be complete until the Company receives the source code and software to WOW’s intellectual property for all of WOW’s programs, platforms and products and these assets have been independently verified. Additionally, if the shares issued to the WOW shareholders do not have an aggregate value of US$2 million by January 15, 2019, the WOW shareholders are entitled to have additional shares issued to them so that they hold shares equal to $2 million as of that date.

The foregoing descriptions of the terms of the Agreement does not purport to be complete and is qualified in its entirety by the complete text of the document attached as 10.4 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description

10.4	Share Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK CACTUS GLOBAL, INC.

Date: January 5, 2018	By:	/s/ Harpreet Sangha
	Name:	Harpreet Sangha
	Title:	Chairman of the Board